NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Third Quarter Results

Spartanburg, South Carolina, October 23, 2006...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces for the third quarter of 2006, a 359% increase in net earnings to $2,409,000, or $.39 per share, on a 28% sales increase to $39,097,000. This compares to net earnings of $525,000, or $.09 per share on sales of $30,675,000 in 2005’s third quarter. Net earnings for the first nine months of 2006 were $4,605,000, or $.74 per share, on a 17% sales increase to $111,989,000, compared to net earnings of $3,015,000, or $.49 per share on sales of $95,486,000 in the first nine months of 2005. Included in net earnings in the third quarter and nine months of 2006 was an after tax gain from the sale of property and plant net of relocation costs of $378,000, or $.06 per share and $243,000, or $.04 per share, respectively. Included in net earnings for the nine months of 2005 was a net loss from discontinued operations of $51,000, or $.01 per share.

Specialty Chemicals Segment

The Specialty Chemicals Segment continued the strong performance it experienced in the first six months delivering sales increases of 15% and 12% in the third quarter and first nine months of 2006, respectively, over the same periods last year. Segment income improved significantly to $647,000 in the third quarter or 69% more than the $382,000 earned in the third quarter of 2005. For the first nine months of 2006, the Segment earned $2,235,000 which was 63% higher than the $1,374,000 earned last year. The increase in revenues came primarily from adding several new products over the past four quarters, a significant increase in demand for one of our contract manufacturing products, and increased selling prices to pass on higher energy related costs. The Segment completed the relocation of its pigment operations from Greensboro, NC to Spartanburg, SC at the end of the first quarter of 2006 and experienced the positive impact of consolidating the two operations throughout the second and third quarters. The combination of the cost savings from the relocation and increase in revenues produced the significant income improvement. The Segment has begun to feel the increased sampling activity from its Fire Retardant products on the larger mattress manufacturers’ part as they begin to qualify components to be in compliance with the implementation of the Consumer Products Safety Commission’s final Flammability Standards effective July 1, 2007. Management expects the demand for our Fire Retardant products to increase to significant volumes as this deadline approaches. Based on current conditions and management’s expectations, the Company expects this Segment to continue to operate profitably.

Metals Segment

Sales in the Metals Segment increased 35% and 20% for the third quarter and nine months of 2006, respectively, from the same periods a year earlier. The increases resulted from 37% and 26% higher unit volumes for the quarter and nine months, partially offset by 1% and 5% declines in average selling prices, respectively, compared to the same periods last year. Operating income more than tripled to $3,308,000 for the third quarter and increased 32% to $6,720,000 for the first nine months of 2006 compared to the same periods last year. The significant increase in unit volumes reflects management’s success in regaining market share in pipe sales throughout 2006 and from much higher production of piping systems for energy and water treatment customers. The decline in selling prices resulted from a change in product mix. The surge in third quarter operating income came from the effect of stainless steel surcharges included in pipe sales coupled with the higher unit volumes achieved in the quarter. Surcharges are assessed each month by the stainless steel producers to cover the change in their costs of certain raw materials. The Company in turn, passes on the surcharge in the sales prices charged to its customers. Under the Company’s first-in-first-out inventory method, cost of goods sold is charged for the surcharges that were in effect three or more months prior to the month of sale. Accordingly, if surcharges are in an upward trend, reported profits will benefit. Conversely, when surcharges go down, profits are reduced. During the third quarter of 2006, surcharges were significantly higher than they were in the first six months with an accompanying significant benefit to profits. The third quarter of 2005 also benefited from surcharges, but to a lesser extent than 2006. The significant increase in operating income for the nine months of 2006 came from a much improved operating level in piping systems plus the good unit volume increase in pipe sales, partially offset by a lower surcharge benefit.

The outstanding improvement in sales and operating income are largely the result of management’s successful efforts to penetrate new markets for piping systems as well as pipe sales. The energy industry, including LNG and ethanol projects, together with waste water treatment provided a small percentage of the segments sales prior to 2005. These new sources have generated most of the improvement in 2006 results and now comprise about 80% of the piping systems backlog. Management believes that it has differentiated the segment from its domestic competitors by having unique manufacturing capabilities that give the segment a competitive advantage in pursuing non-commodity pipe sales as well as piping systems projects. Piping systems’ backlog as of the end of the third quarter of 2006 increased to $34,200,000 which is about $12,000,000 higher than a year earlier. Management expects about 80% of the backlog to be completed over the next 12 months which should provide a level of sales for piping systems to operate profitably over the next several quarters. Assuming no significant decline in demand, the favorable trend in surcharges currently in effect should provide opportunities to continue producing profits from pipe sales in the fourth quarter.

Other Items

The Company completed the relocation of Organic Pigments’ operations from Greensboro, NC to Spartanburg in the first quarter of 2006. A $213,000 loss was recorded for the move in the first quarter of 2006. The Greensboro plant was sold in August of 2006 for a sales price of $811,000 and a pre-tax gain of $596,000 was recorded in the third quarter of 2006.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this press release.
Contact: Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep 30, 2006	Oct 1, 2005	Sep 30, 2006	Oct 1, 2005

Net sales
Specialty Chemicals Segment	$12,725,000	$11,102,000	$38,158,000	$33,934,000
Metals Segment	26,372,000	19,573,000	73,831,000	61,552,000
	$39,097,000	$30,675,000	$111,989,000	$95,486,000
Operating income
Specialty Chemicals Segment	647,000	382,000	2,235,000	1,374,000
Metals Segment	3,308,000	1,038,000	6,720,000	5,098,000
	3,955,000	1,420,000	8,955,000	6,472,000
Unallocated expenses
Corporate	556,000	447,000	1,545,000	1,451,000
Plant relocation costs	-	-	213,000	-
Gain from sale of plant & property	(596,000)	-	(596,000)	-
Interest and debt expense	183,000	229,000	529,000	679,000
Other (income) expense	-	-	(1,000)	(32,000)
Income from continuing
operations before income taxes	3,812,000	744,000	7,265,000	4,374,000

Provision for income taxes	1,403,000	219,000	2,660,000	1,308,000
Net income from
continuing operations	2,409,000	525,000	4,605,000	3,066,000
Net loss from
discontinued operations	-	-	-	(51,000)

Net income	$2,409,000	$525,000	$4,605,000	$3,015,000

Net income (loss) per basic common share:
Continuing operations	$.39	$.09	$.75	$.51
Discontinued operations	-	-	-	(.01)
Net income	$.39	$.09	$.75	$.50

Net income (loss) per diluted common share:
Continuing operations	$.39	$.09	$.74	$.50
Discontinued operations	-	-	-	(.01)
Net income	$.39	$.09	$.74	$.49

Average shares outstanding
Basic	6,127,077	6,087,108	6,119,582	6,055,715
Diluted	6,243,028	6,164,620	6,231,260	6,129,161

Backlog-Piping Systems & Process Equipment			$34,200,000	$22,200,000

Balance Sheet			Sep 30,2006	Dec 31, 2005
Assets
Cash and sundry current assets			$1,460,000	$1,649,000
Accounts receivable, net			22,856,000	21,863,000
Inventories			31,609,000	24,482,000
Total current assets			55,925,000	47,994,000
Property, plant and equipment, net			18,770,000	18,698,000
Other assets			4,277,000	4,290,000
Total assets			$78,972,000	$70,982,000

Liabilities and shareholders' equity
Current portion of long term debt			$467,000	$467,000
Accounts payable			14,173,000	11,192,000
Accrued expenses			7,567,000	7,672,000
Total current liabilities			22,207,000	19,331,000
Long-term debt			8,677,000	8,091,000
Other long-term liabilities			3,983,000	4,264,000
Shareholders' equity			44,105,000	39,296,000
Total liabilities & shareholders' equity			$78,972,000	$70,982,000